Summit Therapeutics Inc. - S-8

Exhibit 5.1

May 1, 2024

Summit Therapeutics Inc.

601 Brickell Key Drive, Suite 1000

Miami, FL 33131

Ladies and Gentlemen:

We have acted as counsel to Summit Therapeutics Inc., a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about May 1, 2024 in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of 91,625,751 shares of Common Stock, $0.01 par value per share (the “Common Stock”), of the Company to be offered and sold pursuant to the Company’s 2020 Stock Incentive Plan (as amended, the “2020 Plan”) and the Company’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”). Of the 91,625,751 shares of Common Stock to be offered and sold by the Company, (i) 90,800,000 shares are issuable under the 2020 Plan, and (ii) 825,751 shares are issuable under the 2020 ESPP. The 2020 Plan and the 2020 ESPP are collectively referred to herein as the “Plans.”

We have examined such documents and such matters of fact and law as we deem necessary to render the opinions contained herein. In our examination, we have assumed, but have not independently verified, the genuineness of all signatures, the conformity to original documents of all documents submitted to us as certified, facsimile or other copies, and the authenticity of all such documents. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that, when the Registration Statement has become effective under the Act, the Common Stock to be issued by the Company under each of the Plans, when issued and sold in accordance with the respective terms of each of the Plans, will be validly issued, fully paid and non-assessable. The opinions expressed herein are limited to the Delaware General Corporation Law and the federal laws of the United States of America and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Baker & Hostetler LLP
Baker & Hostetler LLP